UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2008

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road, 9th Floor		20190
Reston, VA		(Zip Code)
(Address of Principal
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 – Costs Associated with Exit or Disposal Activities

On April 22, 2008, TerreStar Corporation's majority owned subsidiary TerreStar Networks Inc. (the “Company”) announced a reduction in force to reduce monthly operating expenses and conserve cash.  A headcount reduction of 79 total management and non-management employees across the company is being implemented (including four executive resignations announced on April 18, 2008) out of our total work force of 178 employees.  The Company estimates that this reduction in force will remove approximately 45% of our base salary expense going forward.  The Company expects to incur a charge in connection with this action of approximately $6.2 million in the second quarter of 2008 relating to employee severance payments and benefits.  This reduction will be completed by the end of June 30, 2008.

A copy of the press release dated April 22, 2008 announcing this action was filed as an exhibit to the Company’s Form 8-K filed April 22, 2008 and is also attached hereto as Exhibit 99.1 and incorporated herein by reference.

This current report on Form 8-K and the exhibit attached hereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this Form 8-K.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results.  We assume no obligation to update or supplement such forward-looking statements.

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release issued April 22, 2008 entitled “TerreStar Announces Cost Reduction Measures – Maintains Business Strategy”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Neil L. Hazard
Neil L. Hazard
Chief Financial Officer
Date: April 24, 2008